Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 of PDC Energy, Inc. (No. 333-202853 and No. 333-215422) and to the incorporation by reference in the Registration Statements on Form S-8 of PDC Energy, Inc. (No. 333-189685, No. 333-167945, No. 333-137836, No. 333-118222 and No. 333-118215), of our report dated February 28, 2017, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
February 28, 2017